EXHIBIT 3.5


                           SINO-FOREIGN JOINT VENTURE


                   Shenzhen Rayes Electronic System Co., Ltd.

                             Articles of Association


Shenzhen Neihe Electronic System Co., Ltd. is a joint venture established on 11th December 1997. After its establishment, it is in good position for operation. The board of directors of the JOINT VENTURE made a resolution to agree to alter the stock ownership and relevantly alter the company's name and address; transfer the 40% shares held by the shareholder Shenzhen Zhongzhi Investment Development Co., Ltd. and Hong Kong Hui Yuan Enterprise Co., Ltd 40% shares to XUNYE DEVELOPMENT COMPANY LIMITED, transfer the 10% shares held by Shenzhen Weihai Industrial Development Co., Ltd. respectively to XUNYE DEVELOPMENT COMPANY LIMITED and the other 10% shares to Shenzhen Rayes Group Co., Ltd. Change the name of the company as Shenzhen Rayes Electronic System Co., Ltd. and change the address of the company to F/17, Block A, jinfengcheng building, No. 168, Shennan Road E. Luohu District, Shenzhen. Therefore we revise the alteration items and prepare the new articles of association.

                          Chapter I. General Provisions

Article 1

According to the Law of the People's Republic of China on the Chinese and Foreign Equity Joint Ventures and other relevant laws and regulations of PRC. Shenzhen Rayes Group Co., Ltd. (hereinafter referred to as Party A) and British Virgin Islands XUNYE DEVELOPMENT COMPANY LIMITED (hereinafter referred to as Party B) signed the contract on organizing the JOINT VENTURE on 11TH May 1999 and especially draw up the articles of association.

Article 2.

The name of the joint venture company is: Shenzhen Rayes Electronic System Co., Ltd.(hereinafter referred to as the JOINT VENTURE). The English name is SHENZHEN RAYES ELECTRONIC SYSTEM CO., LTD.
The legal address of the JOINT VENTURE is: F/17 Block 1, Jinfengchen Building, No. 168 Shennan Road E., Luohu District, Shenzhen.


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Article 3.

The names, legal addresses, and legal representatives of all parties of the JOINT

VENTURE are respectively:

Party A: (P.R.C.) Shenzhen Rayes Group Co., Ltd.

Legal Address: 9th Floor Jintian Building, No. 1199 Heping Road, Luohu District, Shenzhen Guangdong Province.
Legal representative: Wang Xinping; Title:President of the Board; Nationality:
P.R.C. Telephone: (0755) 2208256

Party B: XUNYE DEVELOPMENT COMPANY LIMITED

Legal address: No. 957 Coast Union Center, Lord Town, British Virgin Islands. Legal representative: Huang Zhiqiang;Title: President of the Board; Nationality:
P.R.C Telephone: (04) 4403740213

Article 4.

The JOINT VENTURE is the company with limited liability.

Article 5

The JOINT VENTURE is the body corporate of P.R.C and shall obey the laws, regulations and relevant regulations of P.R.C. and shall be protected by the laws of P.R.C.

                      Chapter II Principle, Business Scope

Article 6

The principle of The JOINT VENTURE is: enhancing the quality of the products and developing new products by using the applicable management methods of science and technology, and forming the competition in the international market in the aspect of quality and price, etc.; improving the economic profits and making all the parties gain the satisfied social and economic profits.

Article 7

The business scope of the JOINT VENTURE is: engaged is software, hardware, network system and the research and development of communication equipment.

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Article 8.

The business scale of The JOINT VENTURE is: 10 million RMBY of annual output value.

Article 9.

The home and aboard sales proportion of the JOINT VENTURE is: 50% for export to aboard and 50% for home sales.

              Chapter III. Investment Amount and Registered Capital

Article 10.

The investment amount of The JOINT VENTURE is 10 million RMBY.
The registered capital of the JOINT VENTURE is 10 million RMBY, of which: Party A invests 1 million RMBY, making up 10%;
Party B invests 9 million RMBY, making up 90%.

Article 11.

All the parties will invest in the following form:
Party A: Cash: 1 million RMBY
Party B: Cash: 9 million RMBY

Article 12.

All the parties shall respectively pay-up their amount of subscribed capital as per the time specified in the contract.

Article 13.

The registered capital of all the parties have been paid up and checked by Shenzhen Donghua Certified Public Accountants and the capital verification report is issued. The accountants issued an investment certificate, which includes: the name of the joint venture, establishment date, the names of the parties of the joint venture, the investment of the parties of the joint venture and the relevant accessories, the investment amount, the investment date, the investment certificate number and the date of inspection and approval. The investment certificate has been reported to the original approval authority and industry and commerce administration for reference.

Article 14.

Within the period of the joint venture, the JOINT VENTURE shall not decrease the registered capital amount.

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Article 15.

Any party of the joint venture will transfer a part or whole of its investment shares, it shall be approved by other parties of The JOINT VENTURE. When a party transfers, other parties have the priority purchasing right.

Article 16.

If the JOINT VENTURE will enlarge the business scope, divide, merge, increase the registered capital, transfer the shares or modify other important items, such act shall be consistently agreed by all the parties of the JOINT VENTURE and consistently passed by the board of The JOINT VENTURE, then reported to the former inspection organization for approval, and it shall handle the relevant registration procedures with Administration of Industry and Commerce, Taxation organization, Customs and other relevant departments within the specified period.

                          Chapter IV Board of Directors

Article 17.

The JOINT VENTURE will set up the board of directors. The board is the supreme power authority.

Article 18.

The board shall decide all the important affairs of the JOINT VENTURE and its main powers are listed as follows:

1.  Prepare and revise the organization chart and personnel plan;
2. Appoint and dismiss general manager, chief engineer, chief accountant, auditor and other senior officials and decide their rights, responsibilities and salary;
3. Work out the general policy, development plan, marketing program and implementation plan of the joint venture, check and approve the important reports delivered by the general manager or management department;
4.  Revise the articles of association of the joint venture;
5. Inspect business conditions, approve the budget and final settlement plans for a financial year (include the assets balance and loss and gain statement);
6. Decide the withholding plans for corporate development fund, reserve fund, staff award and welfare funds;
7.  Decide the annual profit distribution program and deficit make-up method;
8.  Decide the labor contract and the important regulations of the JOINT
    VENTURE;
9. Decide the increase of registered capital, transferring, division, merging, closing down, prolongation, termination and dissolution of the JOINT VENTURE;
10. Be responsible for the liquidation in case of expiration or termination of the JOINT VENTURE;
11. Other important affairs that shall be decided by the board.

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Article 19.

The board consists of five directors; Party A appoints two directors and Party B appoints three directors. The office term of directors is four years. The director can be re-appointed by appointing party.

Article 20.

The board consists of a president, a vice - president and three directors. The president of the board is appointed by Party A and the vice-president of the board is appointed by Party B. When all the parties of The JOINT VENTURE appoints or change the directors, it shall inform the board in written notice.

Article 21.

The annual regular meeting of the board shall be convened at least once a year. If more than one-third of the directors propose, the board can convene the temporary meeting of the board.

Article 22.

The meetings of the board will the principally convened in the location of The JOINT VENTURE.

Article 23.

The meetings of the board shall be called and hosted by the president of the board, and if the president was absent, then the meeting can be called and hosted by the vice-president of the board or other directors.

Article 24.

The president of the board shall send written notices for calling the meeting with the contents, date and place of the meeting indicated in it 15 days prior to the meeting.

Article 25.

If the director can not be present at the meeting for some reasons, he (she) may authorize a proxy to be present by providing the letter of attorney. But one present can not act as the proxy of two or above directors. If a director will neither be present at nor authorize other person to be present at the meeting, then it is considered as relinquishing his rights.

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Article 26.

The legal participator number of the meeting of the board is more than the two thirds of all the directors. If it does not arrive at the number of two-thirds of the directors, the resolutions passed shall be not valid.

Article 27.

For each meeting of the board, a detailed record shall be kept and be signed by all the directors (if the proxy is present, then signed by the proxy). The record shall be kept in Chinese. The meeting records and the resolution documents shall be copied to all the directors of The JOINT VENTURE after all the participators, and filed with the letters of attorney received in the meeting period and kept by a special person that appointed by the board. During the period of the joint venture, anyone shall not modify or destroy them.

While the meeting of board stands adjourned if there are something to be decided by the board, the resolution can be made about it by means of telecommunication and written voting. The resolutions that are decided by directors in written voting have the same validity as those that are decided at the meeting of the board.

Article 28.

The resolutions on the following affairs shall be subject to the adoption by the board.

1. The revision and supplement of the articles of association of the JOINT VENTURE;
2.  Expiration  of  the  joint  venture  and   dissolution  of  the  JOINT
    VENTURE;
3. Increasing, transferring or adjusting the registered capital of the JOINT VENTURE;
4. The assets mortgage of the JOINT VENTURE; Merge the JOINT VENTURE with other economic organizations;
5. Merge the JOINT VENTURE with other economic organizations; the division or re-organization of the JOINT VENTURE;

Article 29.

All the affairs other than listed in Article 28 should be passed by more than two-thirds directors of the board.

                         Chapter V Management Department

Article 30.

The JOINT VENTURE shall set up operation and management departments. The detailed organization shall be decided by the meeting of the board.

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Article 31.

The JOINT VENTURE will set a general manager, a vice general manager, both of which are employed by the board. The general manager is recommended by Party A and the vice-general manager is recommended by Party B.

Article 32.

The general manager is directly responsible to the board, executes the resolutions of the board, organizes and manages the everyday work, technology and management work of the JOINT VENTURE. The vice-general manager assists the general manager to work, and when the general manager is absent or can not work, acts on behalf of the general manager to exercise the duty of the general manager.

Article 33.

The important resolution concerning daily work of the JOINT VENTURE shall be signed jointly by both the general manager and the vice-general manager before it come into force. The board determines the issues that must be approved jointly by both the general manager and vice-general manager.

Article 34.

The office term of the general manager and the vice-general manager is three years. If the board will engage them, they can hold office continuously.

Article 35

The president or the directors of the board can currently act as the general manager, the vice-general manager or other senior officials of the JOINT VENTURE as long as the board engages him / her to hold such office.

Article 36.

The general manager and vice general-manager must be full-time personnel who usually live in residential buildings of the Joint Venture, and must not hold offices as general manager or vice general-manager or other senior offices in other economic bodies concurrently, nor take part in the commercial competition of other economic bodies against the JOINT VENTURE.

Any employees can be dismissed according to the resolution made by the board of directors or the management regulations of the JOINT VENTURE if they commit jobbery or serious negligent conduct, and their economic responsibility or legal responsibility must be investigated into if they have caused economic loss to the Joint Venture or violated the laws.

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Article 37.

The Joint Venture sets one chief engineer, one chief accountant and one auditor, who shall be employed by the board of directors.

Article 38.

The chief engineer, chief accountant and auditor are under the leadership of general manager.

The general accountant is responsible for the financial accounting work of the Joint Venture, organizes the Joint Venture to perform accounting settlement, and adopt economic responsibility system.

The auditor is responsible for the internal audit of the JOINT VENTURE, reviews and inspects the incoming and expenditures and account books of the JOINT VENTURE, and reports his work to the general manager and also to the board of directors.

Article 39.

The general manager, vice general-manager, chief engineer, chief accountant and auditor can deliver the written application to the board of directors 60 days in advance if he/she applies for resignation, and he/she can leave his/her post only if such application is approved by the board of directors.

                        Chapter VI. Financial Accoounting

Article 40.

Financial accountants of the JOINT VENTURE shall observe the regulations of on financial management and accounting systems for foreign investment enterprises formulated by the Ministry of Finance of the People's Republic of China and related regulations issued by Shenzhen Special Economic Zone.

The JOINT VENTURE shall abide by the laws or regulations on statistics and statistics system for foreign investment utilization in Shenzhen, and submit report for foreign investment utilization according to related laws.

Article 41.

The JOINT VENTURE uses Gregorian calendar as its accounting year, which starts on January 1st and ends on December 31st.

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Article 42.

All the evidence materials, account books, and statements are in Chinese language, but they are also in Chinese and English if other parties set out such requests.

Article 43.

The JOINT VENTURE uses Renminbi as its accounting currency, and the exchange between Renminbi and other currencies is governed by the exchange rate ruled by the State Administration of Exchange Control on the same day.

Article 44.

The JOINT VENTURE shall open its accounts for Renminbi or other foreign currency in Bank of China or other banks approved by the People's Bank of China.

Article 45.

The JOINT VENTURE uses the internationally-universal accrual system and debit-credit plan for bookkeeping.

Article 46.

The account books of the JOINT VENTURE shall carry the following items:

1.  Amounts of all the cash incomes and expenditures of the JOINT VENTURE;
2.  The sale and purchase of all the materials of the JOINT VENTURE;
3.  Registered capital and debts of the JOINT VENTURE;
4.  Payment-up time, increase and transfer of the registered capital.

Article 47.

The management department of the JOINT VENTURE shall prepare the balance sheet and profit and loss calculation for last accounting year within the first three months of every accounting year and deliver them to the meeting of the board of directors after signature by auditor.

Article 48.

Any party of the JOINT VENTURE has right to engage auditors at its own cost to check the account books of the JOINT VENTURE, and the JOINT VENTURE shall provide help for such check.

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Article 49.

The JOINT VENTURE pays due taxes according to "Law of the People's Republic of China on Incomes Tax of Enterprises with Foreign Investment and Foreign Enterprises" and other related regulations, and the board of directors of the JOINT VENTURE determines the depreciation periods of its fixed assets.

Articles 50.

All the foreign exchanges of the JOINT VENTURE are governed by the Regulations of the People's Republic of China on Control of Foreign Exchange and related administrative methods and the Contract on Joint Venture.

                        Chapter VII. Profit Distribution

Article 51.

The JOINT VENTURE withholds reserve funds, corporate development fund, award fund and welfare fund for staff according to the laws, which shall be withheld after the JOINT VENTURE pays up the income tax according to related laws and at the proportion determined by the board of directors.

Article 52.

The JOINT VENTURE pays income tax of enterprise and the profit after all funds are withheld is distributed among all the parties of the JOINT VENTURE according to their investment proportions in the total registered capital.

Article 53.

The profit distribution of the JOINT VENTURE is executed once a year. The JOINT VENTURE publicizes its profit distribution plan and amounts due to each party of the JOINT VENTURE in the last three months of each accounting year.

Article 54.

The JOINT VENTURE must not distribute its profit unless it makes up its deficits for last accounting year, and the profit undistributed in last accounting year can be merged into the profit for the current accounting year for distribution.

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                             Chapter VIII. Personnel

Article 55.

The JOINT VENTURE sets its organizations and personnel number according to the needs for production and operation, recruits and engage the best needed employees after examinations within the recruitment plan approved by the labor authority.

Article 56.

If the JOINT VENTURE recruits its employees within China, both the JOINT VENTURE and employees should abide by the " Labor Law of the People's Republic of China", other related laws or regulations of China and regulations in Shenzhen. The JOINT VENTURE shall sign labor contracts thereby, where the following terms and conditions should be specified: labor (job) task, contact term, working conditions and labor protection, labor disciplines, salary, social insurance, welfare, dismissal, resignation, conditions for contract modification, termination and dissolution, responsibility for breach of labor contract and other issues agreed between both parties. After the labor contract is signed, the JOINT VENTURE shall go through related procedures for recruiting employees with related authority.

Article 57.

The JOINT VENTURE has right to give disciplinary warning, demerit, salary reduction to its employees who violate the regulations and systems of the JOINT VENTURE and its labor disciplines, and even dismiss such employee if such violation is serious. Such disciplinary penalty or dismissal shall be reported to Shenzhen Labor Bureau for filing.

Article 58.

The salary treatment of the employees shall be governed by related regulations issued by Shenzhen Special Economic Zone and at last determined by the board of directors according to actual conditions, which is specified in the labor contract.

With the development of the JOINT VENTURE, and improvement of the professional skills and technical level of the employees, the JOINT VENTURE should increase the salary standard of the employees.

Article 59.

The JOINT VENTURE should specify the welfare, bonus, labor protection and insurance for the employees in various regulations and ensure that the employees work at normal conditions.

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                             Chapter IX. Trade Union

Article 60.

The employees of the JOINT VENTURE have rights to establish basic trade union and develop activities of the trade union according to Law of Trade Union of the People's Republic of China.

Article 61.

Trade union is representative for employees' interests, and has the following basic tasks: protect legal rights and interests of the employees pursuant to the related laws and regulations of China, help the JOINT VENTURE to allocate and use welfare and bonus funds in a correct way, assist the JOINT VENTURE to settle the disputes between the JOINT VENTURE and its employees through coordination, organize the study and entertainment activity, educate the employees to observe labor disciplines and try to complete all tasks of the JOINT VENTURE.

Article 62.

The trade union of the JOINT VENTURE can instruct and help the employees to sign individual labor contracts with the JOINT VENTURE or sign collective contracts with the JOINT VENTURE on behalf of the employees, and supervise the execution of the contracts.

Article 63.

The representatives of the trade union have rights to attend the meetings held by the JOINT VENTURE for the discussion on employee's interest-related issues (including award or penalty, salary standard, living welfare, labor protection and insurance) (without voting power), and reflecting the comments and requests from the employees.

Article 64.

The JOINT VENTURE allocates an amount based on 1% of the actual total salary of the employees as expenses for trade union every month, which will be used by the trade union according to the regulations on the management of expenses for trade union issued by All-China Federation of Trade Unions.

                  Chapter X. Term, Termination and Liquidation

Article 65.

The JOINT VENTURE has a joint venturing term of ten years, starting on the issuing date of its business license and ending on December 11th, 2007.

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Article 66.

If all the parties of the JOINT VENTURE agree to prolong the venturing term, the JOINT VENTURE can, after a resolution is made at the meeting of the board of directors, deliver a written application with original approval authority for approval six months prior to the expiration of the venturing term, and handle related procedures for change registration with the administration of industry and commerce, taxation administrative bureau, customs and other related departments.

Article 67.

All the parties of the JOINT VENTURE can terminate the joint venture in advance if they agree that such termination conforms to their greatest interests.

The termination of Joint venture in advance shall be subject to resolutions made by the board of directors and approval by the original approval authority.

Article 68.

The JOINT VENTURE will be dissolved in case one of the following conditions exist:

(1) The joint venture term expires;
(2) Heavy deficit exists in the JOINT VENTURE, or heavy loss is caused due to the force majeure, so that it is not able to maintain its operation;
(3) One party or parties of the JOINT VENTURE do not perform their obligations under the joint venture contract or the articles of association, so that the JOINT VENTURE is not able to maintain its operation continuously;
(4) The JOINT VENTURE does not fulfill its operation target, and moreover has not potential for development;
(5) Other causes resulting in dissolution specified in the joint venture contract or the articles of association occur;
(6) The JOINT VENTURE violates the laws or administrative regulations and is forced to close according to the laws.

If the Cases (2), (4) or (5) under this article happen, the board of directors of the JOINT VENTURE should make a resolution and submit such resolution to the original approval authority for approval. For the case (3) under this article, the breaching party shall compensate to the party that performs its obligations for loss incurred to such performance party thereform. The performance party has right to submit an application for dissolving the JOINT VENTURE to the original approval authority.

Article 69

The JOINT VENTURE should publicize the joint venture term expiration or its advanced termination in public media, and organize a liquidation committee for legal liquidation according to Law of the People's Republic of China on the

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Chinese and Foreign Equity Joint Venture, liquidation method for enterprise with foreign investment and related regulations in Shenzhen Special Economic Zone. Before the completion of the liquidation, the investors must nor transfer or carry the funds of the JOINT VENTURE overseas or handle the assets of the JOINT VENTURE.

Article 70.

The task of the liquidation committee is execute an overall liquidation on all the assets, creditor's rights and debts of the JOINT VENTURE, prepare balance sheet and assets list, formulate liquidation plan and execute the plan after delivery to the board of directors for adoption.

Article 71.

The liquidation committee lodges a lawsuit and responds to lawsuit on behalf of the JOINT VENTURE during the liquidation.

Article 72.

The liquidation cost and remuneration due to the members of the liquidation committee shall be paid from the existing assets of the JOINT VENTURE at priority.

Article 73.

During the liquidation, the liquidation committee should perform valuation again on the assets of the JOINT VENTURE, referring to the market price and book depreciation.

Article 74.

The liquidation committee should distribute the assets remaining among the parties of the JOINT VENTURE according to the investment proportion in the registered capital after all the debts of the JOINT VENTURE are paid off.

Article 75.

After the completion of liquidation, the liquidation committee shall prepare a liquidation report and submit it to the original approval authority for filing after confirmation by the board of directors, handle registration cancel procedures with the administration of industry and commerce, taxation authority and customs, return the business license to the issuer, and finally make public to the outside.

Article 76.

After the JOINT VENTURE is dissolved, all its account books and documents shall be kept by Party A.

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                          Chapter XI. Systems and Rules

Article 77.

The JOINT VENTURE formulates the following systems and rules through the board of directors:

1.Systems on operation and management, including the responsibilities, functions and work procedures of the management department;

2.Employee regulations;

3.Labor salary system;

4.System on employee attendance, promotion, award and penalty;

5.System on employee's welfare

6.Financial system;

7.Liquidation procedures in case of the dissolution of the JOINT VENTURE;

8.Other necessary regulations and systems;

                      Chapter XII. Supplementary Provisions

Article 78.

Any modification or addition of the Article of Association must be subject to approval by making resolutions by the board of directors and reported to Shenzhen Municipal People's Government.

Article 79.

The articles of association are in Chinese language.

Article 80.

If the articles of association are not in accordance with the laws or regulations of the People's Republic of China in any respect, the latter prevails.

Article 81.

The articles of association will take effect after approval by Shenzhen Municipal People's Government examination and approval authority.

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Article 82.

The articles of association are signed by the legal representatives of all the parties of the JOINT VENTURE in Shenzhen, Guangdong Province on July 11th, 1998.

Party A: Shezhen Rayes Group Co., Ltd. (seal)
Legal Representative:  Wang Xinping (signature)

Party B: (British Virgin Islands) XUNYE DEVELOPMENT COMPANY LIMITED (seal)

Legal Representative: Huang Zhiqiang (signature)


                                        Shenzhen, July 11th, 1998